EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BV Financial, Inc. Extends Community Offering

Baltimore, Maryland, June 30, 2023 — BV Financial, Inc. (the “Company”) (OTC Pink: BVFL), the holding company for BayVanguard Bank (the “Bank”), announced today that the Company has extended the community offering to sell the shares of common stock not subscribed for in the subscription offering.  As of the date hereof, the Company had received valid stock orders for approximately 74.0% of the shares offered for sale at the 9,775,000-share minimum of the offering range.

The terms and conditions of the community offering are more fully set forth in the Company’s prospectus dated May 15, 2023, as supplemented by a prospectus supplement dated June 23, 2023.  The offering of shares in the community offering is made only by the prospectus, as supplemented by the prospectus supplement, and shares may only be ordered by using the stock order forms provided by the Company.  The community offering will expire at 4:30 p.m., Eastern Time, on July 14, 2023, but the Company reserves the right to select an earlier expiration time and date once it receives valid orders for at least 9,775,000 shares of common stock at the minimum of the offering range, inclusive of the valid orders received in the subscription offering.

Valid orders received in the subscription offering will receive priority over any community offering orders. In the community offering, preference to purchase shares will first be given to natural persons residing in the Baltimore City and Anne Arundel, Baltimore, Dorchester, Harford and Talbot Counties, Maryland and second to other members of the general public.

All questions concerning the offering or requests for offering materials should be directed to the Stock Information Center at (443) 637-6212. The Stock Information Center will be open Monday through Friday from 9:00 a.m. and 4:30 p.m., Eastern Time, through the expiration date of the community offering.  The Stock Information Center will be closed on bank holidays.

Completion of the conversion and stock offering remains subject to final regulatory approval and the sale of at least 9,775,000 shares of common stock at the minimum of the offering range.

BV Financial, Inc. intends to close the stock offering at the minimum of the offering range.
This release is neither an offer to sell nor a solicitation of an offer to buy common stock of the Company.  The offer is made only by the Company’s prospectus when accompanied by a stock order form.  The shares of common stock of the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency. The Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement for the offering to which this press release relates as well as the final prospectus, dated May 15, 2023, for the subscription and community offerings, as supplemented by the prospectus supplement dated June 23, 2023. Before you invest, you should read that prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the stock offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.
About BV Financial, Inc.

BV Financial, Inc. is the parent company of BayVanguard Bank. BayVanguard Bank is headquartered in Baltimore, Maryland with 15 banking offices in the Baltimore metropolitan area and the Eastern Shore of Maryland. BayVanguard Bank is a full-service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. These statements are based upon the current beliefs and expectations of Company management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to: the failure to obtain the final approval of the Board of Governors of the Federal Reserve for the proposed conversion and related stock offering, delays in obtaining such approvals, or adverse conditions imposed in connection with such approvals; risks related to the real estate and economic environment, particularly in the market areas in which the Company operates; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the SEC, which are available at the SEC’s website, www.sec.gov.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above or other factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically disclaims any obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

David M. Flair and Timothy L. Prindle
Co-President and Chief Executive Officers
BV Financial, Inc.
(410) 477-5000